Exhibit 1
Recent Developments update dated June 5, 2007
     The information included in this section supplements the information about the Republic of Italy that is contained in Exhibit D to the Republic’s annual report on Form 18-K, for the fiscal year ended December 31, 2005. To the extent that the information included in this section differs from the information set forth in the annual report, you should rely on the information in this section.
The Italian Economy
     Based on the Annual Report of the Bank of Italy (May 2007) for the year ended December 31, 2006, Italy’s real GDP increased at a seasonally adjusted rate of 1.9 per cent in 2006, compared to 0.1 per cent in 2005. Based on ISTAT data, in the first quarter of 2007, Italy’s real GDP increased by 2.3 per cent, compared to real GDP for the first quarter of 2006 and grew by 0.2 per cent compared to the last quarter of 2006. The increase in GDP recorded in 2006 was mainly due to the economic growth of the euro area in 2006. In particular, Italy recorded higher domestic consumption, an increase in investment and higher exports, principally driven by demand for Italian products in Germany, Italy’s principal trading partner.
     Italy’s seasonally adjusted average unemployment rate decreased to 6.5 per cent during the last quarter of 2006, from 6.7 per cent during the third quarter of 2006. Consumer prices, as measured by the harmonized EU consumer price index, increased at an annual rate of 1.8 per cent during the twelve months ended April 30, 2007.
Real GDP and Expenditures
     The following table sets forth information relating to real GDP and expenditures for the periods indicated.
Real GDP and Expenditures(1)

	2002	2003	2004	2005	2006
	(euro in millions)
Real GDP	1,216,589	1,217,041	1,231,689	1,232,773	1,255,848
Add: Imports of goods and services	309,145	311,589	319,906	321,541	335,294
Total supply of goods and services	1,525,726	1,528,574	1,551,308	1,553,972	1,590,801
Less: Exports of goods and services	310,783	303,219	313,270	311,694	328,106

Selected Domestic Expenditure Indicators
Private sector consumption	715,871	722,865	727,751	732,064	742,743
Public sector consumption	236,795	241,662	245,627	249,418	248,771
Gross fixed investment, of which
Gross fixed investment in construction	112,048	113,632	115,300	115,677	118,064
Other gross fixed investment	145,921	139,944	142,466	140,791	114,398

(1)	In connection with ISTAT’s revisions to the national accounting system implemented in December 2005, ISTAT replaced its methodology for calculating real growth, which was based on a fixed base index, with a methodology linking real growth between consecutive time periods, or a chain-linked index. One of the effects of using chain indices is that component measures no longer aggregate to totals. Also, as a result of this change in methodology, all “real” revenue and expenditure figures included in this document differ from and are not comparable to data published in earlier documents filed by Italy with the United States Securities and Exchange Commission prior to the filing of the Republic’s annual report for the fiscal year ended December 31, 2005.
Source: Annual Report of the Bank of Italy (May 2007) for the year ended December 31, 2006.

Selected Balance of Payments Indicators
     The following table shows the balance of payments for the periods indicated.
Selected Balance of Payments Indicators

	2002	2003	2004	2005	2006
	(euro in millions)
Current Account	(10,014)	(17,352)	(13,057)	(23,403)	(37,869)
Capital Account	(67)	2,251	1,700	998	1,891
Financial Account	8,532	17,319	9,025	20,773	35,526
Errors and omissions	1,549	(2,218)	2,332	1,632	452

Source: Annual Report of the Bank of Italy (May 2007) for the year ended December 31, 2006.
     The deterioration of Italy’s current account in 2006 is mainly attributable to a deficit of €9.5 billion in visible trade, compared to a surplus of €0.5 billion recorded in 2005, the increase in Italy’s invisible trade deficit, from €0.5 billion in 2005 to €1.5 billion in 2006, and the increase in the current transfers deficit from €9.8 billion in 2005 to €13.3 billion in 2006.
     The increase in capital account, which includes net capital transfers to international institutions, recorded in 2006 was mainly due to the increase in unilateral transfers surplus from €0.9 billion in 2005 to €2.0 billion in 2006.
     The increase in financial account surplus was principally attributable to the substantial reduction in net direct investment outflows, from €17.6 billion recorded in 2005 to €2.3 billion in 2006, and the increase in portfolio investment surplus, from €43.4 billion recorded in 2005 to €54.8 billion in 2006, partially offset by the increase in net other investments outflows from €8.2 billion in 2005 to €17.0 billion in 2006. The increase recorded in portfolio investment surplus was mainly the result of a reduction of investment by Italians in non-Italian securities (mainly debt securities), which outweighed by €11.4 billion the reduction of investment by non-Italians in Italian securities.
Public Finance — General Government Revenues and Expenditures
     The table below sets forth general Government revenues and expenditures for the five-year period ended December 31, 2006. The table does not include revenues from privatizations, which are deposited into a special fund for the repayment of outstanding Treasury securities and cannot be used to finance current expenditures. Accordingly, proceeds from privatizations do not affect the financial balance, but, when used to repay outstanding Treasury securities, do contribute to a decrease in the public debt and consequently the ratio of public debt to GDP.
General Government Revenues and Expenditures(1)

	2002	2003	2004	2005	2006
	(millions of euro)
Expenditures
Current expenditures	567,051	590,664	612,741	633,038	656,577
of which
Total consumption	238,456	250,382	262,846	275,493	282,599
of which
Wages and salaries	137,621	144,749	149,861	156,608	162,999
Cost of goods and services	100,835	105,633	112,985	118,885	119,600
Interest expense	71,519	68,350	65,694	64,213	67,552
Production grants	14,450	14,213	14,328	12,963	13,539
Social services	214,078	224,485	234,701	242,444	252,993
Other current expenditures	28,548	33,234	35,172	37,925	39,894

	2002	2003	2004	2005	2006
	(millions of euro)
Capital expenditures(2)	46,932	57,809	54,449	58,029	88,981
Investments	22,468	32,778	33,142	33,285	33,850
Investment grants	18,440	23,397	19,825	22,108	22,067
Other capital expenditures	6,024	1,634	1,482	2,636	33,064
Total expenditures	613,983	648,473	667,190	691,067	745,558
as a percentage of GDP	47.4%	48.6%	48.0%	48.6%	50.5%

Revenues
Current revenues	571,231	579,569	606,944	625,695	675,582
of which
Tax revenues	364,728	365,515	380,732	392,603	431,914
of which
Direct taxes	179,554	178,745	185,331	190,132	213,664
Indirect taxes	185,174	186,770	195,401	202,471	218,250
Social security contributions	161,275	168,776	175,965	183,434	192,038
Revenues from capital	8,249	8,094	7,609	8,686	9,076
Other current revenues	36,979	37,184	42,638	40,972	42,554
Capital revenues	5,667	22,290	12,180	5,849	4,472
Total revenues	576,898	601,859	619,124	631,544	680,054
as a percentage of GDP	44.5%	45.1%	44.5%	44.4%	46.1%

Current surplus/(deficit)	4,180	(11,095)	(5,797)	(7,343)	19,005
as a percentage of GDP	0.3%	(0.8%)	(0.4%)	(0.5%)	1.3%
Net borrowing	37,085	46,614	48,066	59,523	65,504
as a percentage of GDP	2.9%	3.5%	3.5%	4.2%	4.4%
Primary balance	34,434	21,736	17,628	4,690	2,048
as a percentage of GDP	2.7%	1.6%	1.3%	0.3%	0.1%
GDP (nominal value)	1,295,226	1,335,354	1,390,539	1,423,048	1,475,401

(1)	Eurostat published in July 2002 a decision relating to the methods of accounting for securitizations. Pursuant to the Eurostat decision, Italy is required to account for receipts, aggregating approximately €6.7 billion, from certain real estate and state lottery proceeds securitization transactions, which took place in 2001, in the three-year period 2002-2004 and not in 2001. The general government revenues and expenditures figures presented in the table above take into account the effects of the Eurostat decision.

(2)	Includes revenues from the disposal of state-owned real estate (deducted from capital expenditures) for the year 2002 (€10.8 billion), 2003 (€2.7 billion), 2004 (€4.5 billion), 2005 (€3.2 billion) and 2006 (€1.4 billion). In addition, for the year 2006, it accounts for (i) the effects (estimated at €16.0 billion) of the ruling of the European Court of Justice (“ECJ”) of September 14, 2006, on the non-deductibility of VAT on acquisitions of goods and services related to motor vehicles and on the acquisition of fuel and lubricants, which was found to violate the provisions of Council Directive 77/388/EEC of May 17, 1977, as subsequently amended (the “Sixth Directive”), and (ii) Italy’s forgiveness of a debt for €13 billion in relation to the TAV project (high-speed railroad infrastructure).

Source: Annual Report of the Bank of Italy (May 2007) for the year ended December 31, 2006.
     General government expenditures and revenues have increased in each of the last five years. General government expenditures rose by 7.9 per cent in 2006, compared to 3.6 per cent in 2005. Higher expenditure growth in 2006 was driven by a significant increase in capital expenditure (55.3 per cent), which accounted for 6 per cent of GDP in 2006, compared to 4.1 per cent in 2005, as well as higher social services expenditures and wages and salaries, which during 2006 increased by 4.5 per cent and 4.1 per cent, respectively, compared to 2005. The increase in capital expenditures was mainly attributable to the adverse effect (estimated to be €16.0 billion) of the ruling of the ECJ of September 14, 2006, on the non-deductibility of VAT on acquisitions of goods and services related to motor vehicles and on the acquisition of fuel and lubricants, which was found to violate the Sixth Directive’s provisions. Italy accounted for its repayment obligations and other adjustments resulting from that decision under capital expenditures. For more information on the ECJ’s decision, see also the Annual Report for the year ended December 31, 2005, filed under form 18K, under “Public Finance—Revenues and Expenditures—Revenues—VAT Deductibility Dispute.” Furthermore, Italy forgave debt totaling €13 billion owed by Infrastrutture S.p.A. in relation to the development of high-speed railroad infrastructure (the TAV Project). This forgiveness of debt was accounted for as a capital expenditure by Italy.
     General government revenues grew at a slower rate than general government expenditure growth in 2006 (7.7 per cent) and 2005 (2 per cent). Current revenues grew by 8 per cent in 2006 compared to 3.1 per cent in 2005, primarily due to the increase in tax revenues and social security contributions.
     Following three consecutive years where Italy recorded a current account deficit (€11.1 billion in 2003, €5.8 billion in 2004 and €7.3 billion in 2005), Italy recorded a surplus of €19 billion in 2006. This surplus was due to the significant increase in the growth rate of current revenue, mainly due to the increase in tax receipt, and a slowdown in the growth of total consumption.

Composition of Tax Revenues
     The following table sets forth the composition of tax revenues for each of the five fiscal years ended December 31, 2006 based on State sector (cash basis) accounting criteria. Direct and indirect tax revenues reflected in this table do not correspond to those shown in the “General Government Revenues and Expenditures” table set forth above, which is prepared on general Government (accrual basis) ESA95 accounting criteria as explained in further detail in footnote 1 to the table.
Composition of Tax Revenues(1)

	2002	2003	2004	2005	2006
	(millions of euro)
Direct taxes
Personal income tax	120,204	124,238	127,689	132,663	142,061
Corporate income tax	29,651	29,022	28,073	33,699	39,475
Investment income tax	10,598	8,543	7,914	8,882	12,193
Other(2)	9,860	15,796	18,640	4,368	9,656
Total direct taxes	170,313	177,599	182,316	179,612	203,385

Indirect taxes
VAT	93,881	96,177	100,051	105,008	114,166
Other transaction-based taxes	16,499	15,789	18,176	18,054	20,395
Production taxes	24,667	26,087	24,906	26,615	26,690
Tax on State monopolies	7,685	7,770	8,502	8,511	9,349
National Lottery	8,858	6,839	14,658	12,364	10,191
Others	2,003	5,144	3,167	2,144	2,251
Total indirect taxes	153,593	157,806	169,460	172,696	183,042

Total taxes	323,906	335,405	351,776	352,308	386,427

(1)	The data presented in this table does not correspond to the general Government direct and indirect tax revenue figures contained in the preceding table entitled “General Government Revenues and Expenditures,” primarily because this table is prepared on the basis of State sector (cash basis) accounting criteria while the “General Government Revenues and Expenditures” table is prepared on an accrual basis in accordance with ESA95. Generally, State sector accounting does not include indirect taxes levied by, and certain amounts allocable to, regional and other local governments and entities. However, because this table is prepared on a cash basis, it reflects tax receipts of entities that are excluded from State sector accounting (such as local government entities) that are collected on their behalf by the State (and subsequently transferred by the State to those entities).

(2)	The taxes classified as “other” are non-recurring and, accordingly, this item is highly variable.

Source: Annual Report of the Bank of Italy (May 2007) for the year ended December 31, 2006.
     In 2006, direct tax receipts increased by 13.2 per cent compared to 2005, as a result of a rise of a 7.1 per cent in personal income taxes, a 17.1 per cent increase in corporate income tax and a 37.3 per cent rise in investment income tax. Indirect taxes include VAT, excise duties, stamp duties and other taxes levied on expenditures. During 2006, indirect tax receipts increased approximately by 6 per cent, mainly due to increases in VAT receipts, partially offset by a decrease in receipts from the national lottery.
Public Debt — Total Treasury Issues
     The following table shows the total of debt securities issued by the Treasury and outstanding as of the dates indicated. Total Treasury issues differ from Italy’s total public debt as the former does not include liabilities to holders of postal savings accounts, debt incurred by Ferrovie dello Stato S.p.A. and ANAS (Azienda Nazionale per le Strade) S.p.A. and debt incurred by other state sector entities and other general government entities.

	December 31, 2006	March 31, 2007
	(millions of euro)
Short term bonds (BOT)	122,780	143,250
Medium and long term bonds (initially issued in Italy)	1,048,726	1,057,735
External bonds (initially issued outside Italy)(1)	75,200	74,920

Total Treasury issues	1,246,706	1,275,905

(1)	Italy often enters into currency swap agreements in the ordinary course of the management of its debt. The total amount of external bonds shown above takes into account the effect of these arrangements.

The total amounts of external bonds shown above include outstanding debt under Italy’s €10 billion Commercial Paper program, with maturity of less than one year. All amounts of debt outstanding under Italy’s Commercial Paper Program are repaid in full every year by year-end.

The amount of external bonds shown above is not directly comparable to the total amount of external bonds indicated in the table “External Bonds of the Treasury as of March 31, 2007” below, which does not take into account (i) the effect of currency swaps and (ii) the amount of debt outstanding under Italy’s Commercial Paper Program.

Source: Ministry of Economy and Finance
     The following table shows the external bonds of the Treasury issued and outstanding as of March 31, 2007.
External Bonds of the Treasury
As of March 31, 2007

		Initial Public			Original Principal	Principal Amount
Title	Interest Rate(%)	Offering Price	Date of Issue	Maturity Date	Amount	Outstanding	Equivalent in euro
US$(1)
3,500,000,000	6.875%	98.725%	September 27, 1993	September 27, 2023	3,500,000,000	3,500,000,000	2,628,022,226
1,500,000,000	6.025%-6.88%	100.000%	March 5, 1996	Mar 5, 2004/12	1,500,000,000	1,500,000,000	1,126,295,240
750,000,000	5.81%-6.70%	100.000%	March 5, 1996	Mar 5, 2002/10	750,000,000	750,000,000	563,147,620
1,500,000,000	5.97%-6.25%	100.000%	December 20, 1996	Dec 20, 2004/12	1,500,000,000	1,500,000,000	1,126,295,240
2,500,000,000	6.00%	99.755%	May 29, 1998	May 29, 2008	2,500,000,000	2,500,000,000	1,877,158,733
2,000,000,000	6.00%	99.274%	February 22, 2001	February 22, 2011	2,000,000,000	2,000,000,000	1,501,726,986
2,000,000,000	5.625%	99.893%	March 1, 2002	June 15, 2012	2,000,000,000	2,000,000,000	1,501,726,986
1,000,000,000	5.625%	99.392%	May 8, 2002	June 15, 2012	1,000,000,000	1,000,000,000	750,863,493
300,000,000	3 mth libor - 0.065%	100.000%	August 1, 2002	August 1, 2007	300,000,000	300,000,000	225,259,048
3,000,000,000	3.625%	99.721%	September 4, 2002	September 4, 2007	3,000,000,000	3,000,000,000	2,252,590,479
2,000,000,000	5.375%	98.436%	February 27, 2003	June 15, 2033	2,000,000,000	2,000,000,000	1,501,726,986
2,000,000,000	4.375%	99.694%	February 27, 2003	June 15, 2013	2,000,000,000	2,000,000,000	1,501,726,986
1,250,000,000	3.25%	99.949%	May 6, 2003	May 6, 2008	1,250,000,000	1,250,000,000	938,579,366
2,000,000,000	2.50%	99.521%	July 3, 2003	July 15, 2008	2,000,000,000	2,000,000,000	1,501,726,986
100,000,000	4.17%	100.000%	November 14, 2003	November 15, 2010	100,000,000	100,000,000	75,086,349
100,000,000	4.06%	100.000%	December 9, 2003	December 9, 2010	100,000,000	100,000,000	75,086,349
2,000,000,000	3.25%	99.515%	March 3, 2004	May 15, 2009	2,000,000,000	2,000,000,000	1,501,726,986
2,000,000,000	3.75%	99.783%	June 30, 2004	December 14, 2007	2,000,000,000	2,000,000,000	1,501,726,986
4,000,000,000	4.50%	99.411%	January 21, 2005	January 21, 2015	4,000,000,000	4,000,000,000	3,003,453,972
3,000,000,000	4.00%	99.932%	May 9, 2005	June 16, 2008	3,000,000,000	3,000,000,000	2,252,590,479
2,000,000,000	4.75%	99.340%	January 25, 2006	January 25, 2016	2,000,000,000	2,000,000,000	1,501,726,986
3,000,000,000	5.25%	99.85%	September 20, 2006	September 20, 2016	3,000,000,000	3,000,000,000	2,252,590,479

Euro(2)
2,500,000,000	9.25%	98.160%	March 7, 1991	March 7, 2011	2,500,000,000	2,500,000,000	2,500,000,000
1,022,583,762	3 mth libor + 0.0625%	99.89%	December 11, 1995	December 20, 2002/10	1,022,583,762	1,022,583,762	1,022,583,762
567,225,000	6.25%	100.790%	May 29, 1997	May 29, 2012	567,225,000	567,225,000	567,225,000
762,245,000	5.875%	101.594%	July 2, 1997	July 2, 2007	762,245,000	762,245,000	762,245,000
1,533,870,000	5.75%	101.663%	July 3,1997	July 10, 2007	1,534,000,000	1,534,000,000	1,534,000,000
60,000,000	FRN/FX	99.610%	October 8, 1998	October 8, 2018	60,000,000	60,000,000	60,000,000

		Initial Public			Original Principal	Principal Amount
Title	Interest Rate(%)	Offering Price	Date of Issue	Maturity Date	Amount	Outstanding	Equivalent in euro
300,000,000	Index linked	101.425%	October 15, 1998	October 15, 2018	300,000,000	300,000,000	300,000,000
1,000,000,000	CMS	99.950%	May 6, 1999	May 6, 2019	1,000,000,000	1,000,000,000	1,000,000,000
1,000,000,000	CMS	101.600%	June 28, 1999	June 28, 2029	1,000,000,000	905,000,000	905,000,000
1,000,000,000	CMS	100.750%	August 30, 1999	August 30, 2019	1,000,000,000	1,000,000,000	1,000,000,000
150,000,000	Zero Coupon	100.000%	February 20, 2001	February 20, 2031	150,000,000	150,000,000	150,000,000
3,000,000,000	5.75%	100.040%	July 25, 2001	July 25, 2016	3,000,000,000	3,000,000,000	3,000,000,000
400,000,000	3 mth libor - 0.06%	100.000%	January 22, 2002	January 22, 2012	400,000,000	400,000,000	400,000,000
150,000,000	84.5% cms 10Y	100.00%	April 26, 2004	April 26, 2019	150,000,000	150,000,000	150,000,000
300,000,000	12 mth eubor + 0.10%	100.00%	May 31, 2005	May 31, 2035	300,000,000	300,000,000	300,000,000
720,000,000	3.546% until 2009	100.00%	June 2, 2005	June 2, 2029	720,000,000	720,000,000	720,000,000
395,000,000	3.523% until 2010	100.00%	June 2, 2005	June 2, 2030	395,000,000	395,000,000	395,000,000
200,000,000	85% * 10y Eurswap	100.00%	June 8, 2005	June 8, 2020	200,000,000	200,000,000	200,000,000
2,500,000,000	85% * 10y swap rate	100.00%	June 15, 2005	June 15, 2020	2,500,000,000	2,500,000,000	2,500,000,000
300,000,000	85.5% * 10y swap rate	100.00%	June 28, 2005	June 28, 2021	300,000,000	300,000,000	300,000,000
200,000,000	6 mth Eubor + 1.5% (max 10x(cms10-cms2)	100.00%	November 9, 2005	November 9, 2025	200,000,000	200,000,000	200,000,000
900,000,000	6 mth Eubor + 0.04%	99.38357%	March 17, 2006	March 17, 2021	900,000,000	900,000,000	900,000,000
1,000,000,000	6 mth Eubor + 0.60%	99.8500%	March 22, 2006	March 22, 2018	1,000,000,000	1,000,000,000	1,000,000,000
192,000,000	Zero Coupon	100.000%	March 28, 2006	March 28, 2036	192,000,000	192,000,000	192,000,000
300,000,000	6 mth Eubor + 0.075%	100.000%	March 30, 2006	March 30, 2026	300,000,000	300,000,000	300,000,000
215,000,000	5.07%/ 10y cms	100.000%	May 11, 2006	May 11, 2026	215,000,000	215,000,000	215,000,000
1,000,000,000	1.85% linked to EU inflation index	99.796065%	January 5, 2007	September 15, 2057	1,000,000,000	1,000,000,000	1,000,000,000
250,000,000	2.00% linked to EU inflation index	99.02385%	March 30, 2007	September 15, 2062	250,000,000	250,000,000	250,000,000

Swiss Francs(3)
ChF 1,000,000,000	3.50%	102.900%	September 25, 1998	September 25, 2008	1,000,000,000	1,000,000,000	615,498,246
ChF 1,500,000,000	3.13%	99.825%	Jan 4,1999	July 15, 2010	1,500,000,000	1,500,000,000	923,247,369
ChF 1,000,000,000	2.00%	100.470%	January 30, 2003	April 30, 2009	1,000,000,000	1,000,000,000	615,498,246
ChF 1,000,000,000	1.75%	100.09%	February 3, 2004	March 3, 2008	1,000,000,000	1,000,000,000	615,498,246
ChF 1,000,000,000	2.75%	100.625%	July 1, 2004	July 1, 2011	1,000,000,000	1,000,000,000	615,498,246
ChF 2,000,000,000	2.50%	100.090%	February 2, 2005	March 2, 2015	2,000,000,000	2,000,000,000	1,230,996,492
ChF 1,000,000,000	2.50%	99.336%	January 30, 2006	January 30, 2018	1,000,000,000	1,000,000,000	615,498,246

Pounds Sterling(4)
£400,000,000	10.50%	100.875%	April 28, 1989	April 30, 2014	400,000,000	400,000,000	588,408,355
£1,500,000,000	6.0%	98.565%	August 4, 1998	August 4, 2028	1,500,000,000	1,500,000,000	2,206,531,333
£600,000,000	3mth libor - 0.15%	100.000%	March 5, 2003	March 5, 2008	600,000,000	600,000,000	882,612,533
£250,000,000	5.25%	99.476%	July 29, 2004	December 7, 2034	250,000,000	250,000,000	367,755,222

Norwegian Kroners(5)
NOK 2,000,000,000	6.15%	100.000%	September 25, 2002	September 25, 2012	2,000,000,000	2,000,000,000	246,335,756
NOK 2,000,000,000	4.34%	100.000%	June 23, 2003	June 23, 2015	2,000,000,000	2,000,000,000	246,335,756

Japanese Yen(6)
¥125,000,000,000	5.50%	100.000%	December 15, 1994	December 15, 2014	125,000,000,000	125,000,000,000	794,558,861
¥125,000,000,000	4.50%	100.000%	June 8, 1995	June 8, 2015	125,000,000,000	125,000,000,000	794,558,861
¥150,000,000,000	3.80%	100.000%	April 4, 1996	March 27, 2008	150,000,000,000	150,000,000,000	953,470,633

		Initial Public			Original Principal	Principal Amount
Title	Interest Rate(%)	Offering Price	Date of Issue	Maturity Date	Amount	Outstanding	Equivalent in euro
¥100,000,000,000	3.70%	100.000%	November 14, 1996	November 14, 2016	100,000,000,000	100,000,000,000	635,647,089
¥100,000,000,000	3.45%	99.800%	March 24, 1997	March 24, 2017	100,000,000,000	100,000,000,000	635,647,089
¥100,000,000,000	1.80%	99.882%	February 23, 2000	February 23, 2010	100,000,000,000	100,000,000,000	635,647,089
¥100,000,000,000	0.65%	99.995%	April 14, 2004	March 20, 2009	100,000,000,000	100,000,000,000	635,647,089
¥25,000,000,000	2.87%	100.000%	May 18, 2006	May 18, 2036	25,000,000,000	25,000,000,000	158,911,772

Australian $
A$ 1,000,000,000	5.88%	99.803%	February 27, 2004	August 14, 2008	1,000,000,000	1,000,000,000	606,648,872

TOTAL OUTSTANDING							68,604,210,120	(8)

(1)	U.S. dollar amounts have been converted into euro at $1.3318/€1.00, the exchange rate prevailing at March 30, 2007.

(2)	External debt denominated in currencies of countries that have adopted the euro have been converted into euro at the fixed rate at which those currencies where converted into euro upon their issuing countries becoming members of the European Monetary Union.

(3)	Swiss Franc amounts have been converted into euro at ChF1.6247/€1.00, the exchange rate prevailing at March 30, 2007.

(4)	Pounds Sterling amounts have been converted into euro at £0.6798/€1.00, the exchange rate prevailing at March 30, 2007.

(5)	Norwegian Kroner amounts have been converted into euro at NOK8.119/€1.00, the exchange rate prevailing at March 30, 2007.

(6)	Japanese Yen amounts have been converted into euro at ¥157.32/€1.00, the exchange rate prevailing at March 30, 2007.

(7)	Australian Dollar amounts have been converted into euro at A$1.6484/€1.00, the exchange rate prevailing at March 30, 2007.

(8)	The amount of external bonds shown above does not take into account (i) approximately €139 million outstanding under Italy’s Commercial Paper Program and (ii) the effect of currency swaps that Italy often enters into in the ordinary course of the management of its debt. The following table summarizes the effects on the Treasury’s external bonds after giving effect to currency swaps.

	As of March 31, 2007
Currency	Before Swap	After Swap

US Dollars	45.42	3.77%
Euro	31.81	96.23%
Swiss Francs	7.63%	—
Pounds Sterling	5.90%	—
Norwegian Kroner	0.72%	—
Japanese Yen	7.64%	—
Australian Dollar	0.88%	—

Total External Bonds (in millions of Euro)	68,604,210,120	74,781,349,921

Source: Ministry of Economy and Finance